Execution Version

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

RHINO RESOURCE PARTNERS LP

and

THE PURCHASERS PARTY HERETO

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SECTION 5. COVENANTS		20

5.1	Conduct of Business	20
5.2	Cooperation; Further Assurances	21
5.3	Use of Proceeds	21
5.4	Registration Rights	21

SECTION 6. INDEMNIFICATION, COSTS AND EXPENSES		21

6.1	Indemnification by the Partnership	21
6.2	Indemnification by the Purchasers	22
6.3	Indemnification Procedure.	22
6.4	Limitations and Other Indemnity Claim Matters.	23

SECTION 7. TERMINATION		24

7.1	Termination	24
7.2	Certain Effects of Termination	24

SECTION 8. MISCELLANEOUS		24

8.1	Expenses	24
8.2	Survival of Provisions	24
8.3	Notices	25
8.4	No Waiver; Modifications in Writing	25
8.5	Binding Effect	26
8.6	Entire Agreement	26
8.7	Non-Disclosure	26
8.8	Assignments, Successors, and No Third-Party Rights	26
8.9	Severability	26
8.10	Section Headings, Construction	27
8.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	27
8.12	Exclusive Remedy	28
8.13	No Recourse Against Others	28
8.14	Specific Performance	29
8.15	Legal Representation	29
8.16	Counterparts	29

EXHIBIT A — Form of General Partner Waiver

EXHIBIT B — Form of Fourth A&R LPA

SCHEDULE A — Purchase Price Allocation

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SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of December 30, 2016 (including all schedules and exhibits attached hereto and as may be from time to time amended, modified or supplemented, this “Agreement”), is entered into by and among Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, certain of the Partnership’s Series A Preferred Units (as defined below), in accordance with the terms and provisions contained herein and in the Fourth A&R LPA.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Accredited Investor” has the meaning given to such term in Rule 501(a) of Regulation D, promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Rhino Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“CAM Mining” means CAM Mining LLC, a Delaware limited liability company.

“Capital Stock” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

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“Cash Purchase Price” has the meaning set forth in Section 2.1.

“Cash Units” has the meaning set forth in Section 2.1.

“Central Appalachian Business Segment” has the meaning set forth in Section 3.25.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” means December 30, 2016, or on such other date as is agreed upon among the parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Common Units” means common units representing limited partner interests in the Partnership.

“Contract” means, with respect to any Person, any written, oral or other agreement, understanding, commitment, contract, instrument, note, mortgage, bond, loan, indenture, credit agreement, guaranty, option, indemnity, deed, assignment, certificate, insurance policy, lease, license or arrangement of any kind or nature to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability, and any amendments, supplements or modifications thereto.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Credit Facility” means the Amended and Restated Credit Agreement, dated July 29, 2011 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank N.A., as Syndication agent, Raymond James Bank, FSB, Wells Fargo Bank, national Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto, as amended through the date hereof.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Environmental Law” means all Applicable Laws relating to pollution, preservation, remediation or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Expenses” means any expenses incurred in connection with a Proceeding, including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Financial Statements” has the meaning set forth in Section 3.10.

“Fourth A&R LPA” has the meaning set forth in Section 2.2(b)(iv).

“Funding Obligation” means an amount equal to the Cash Purchase Price multiplied by the number of Cash Units to be purchased by the Purchaser on the Closing Date, as set forth opposite a Purchaser’s name on Schedule A.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“General Partner” means Rhino GP LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Approval” has the meaning set forth in Section 3.5.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership means a Governmental Authority having jurisdiction over the General Partner or any of the Rhino Entities or any of their respective properties.

“Incentive Distribution Rights” means the incentive distribution rights representing limited partner interests in the Partnership.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Liabilities” means all indebtedness, claims, Proceedings, obligations, Taxes, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, unvested, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, claims, Proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing Date.

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“Loss” has the meaning set forth in Section 6.1.

“Option Agreement” means that certain Option Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners Holdings LLC, a Delaware limited liability company, the Partnership, the General Partner and Royal.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 30, 2015, as amended from time to time in accordance with the terms thereof.

“Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Rhino Entities as of the date hereof or as of the Closing Date.

“Partnership Business” means all business activities of the Rhino Entities as conducted on the date hereof.

“Partnership Plans” has the meaning set forth in Section 3.22(a).

“Partnership Subsidiaries” means the subsidiaries of the Partnership listed on Schedule 3.1.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Permitted Encumbrances” with respect to a party, means (a) the Encumbrances created under the Credit Facility in an amount no greater than $50,000,000, (b) liens for Taxes not yet due and payable, (c) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) any and all arrearages owed by the Partnership for minimum quarterly distributions to unitholders.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

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“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchased Units” has the meaning set forth in Section 2.1.

“Purchaser Related Parties” has the meaning set forth in Section 6.1.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, shareholders, members and other equityholders, employees, partners, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Rhino Board” has the meaning set forth in Section 3.11(a).

“Rhino Entities” means, collectively the Partnership and the Partnership Subsidiaries.

“Rhino Related Parties” has the meaning set forth in Section 6.2.

“Royal” means Royal Energy Resources, Inc., a Delaware corporation.

“SEC Filings” has the meaning set forth in Section 3.9.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Preferred Units.

“Subordinated Units” means subordinated units representing limited partner interests in the Partnership.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or Liabilities (including, income, receipts, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, escheat or unclaimed property premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Total Funding Obligation” means the sum of all of the Purchaser’s Funding Obligations.

“Weston” means Weston Energy LLC, a Delaware limited liability company.

“Weston Note” means that Secured Promissory Note, dated September 30, 2016, payable by Royal to Weston in the original principal amount of $2,000,000.

“Weston Note Units” has the meaning set forth in Section 2.1.

1.2 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

SECTION 2.
AGREEMENT TO SELL AND PURCHASE

2.1 Closing. On the Closing Date, subject to the terms and conditions hereof, (a) each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units referred to as “Cash Units” under the Purchased Units column set forth opposite each Purchaser’s name on Schedule A hereto (the “Cash Units”) for a cash purchase price of $10.00 per Cash Unit (the “Cash Purchase Price”) and (b) the Partnership hereby agrees to issue and pay to Weston the number of Series A Preferred Units referred to as “Weston Note Units” under the Purchased Units column set forth opposite Weston’s name on Schedule A hereto (the “Weston Note Units,” and together with the Cash Units, the “Purchased Units”) in exchange for Weston assigning the Weston Note to the Partnership. The Purchased Units shall have the preferences, rights and obligations as set forth in the Fourth A&R LPA. The consummation of the purchase, sale and issuance of the Purchased Units hereunder (the “Closing”) shall take place on the Closing Date at the offices of Vinson & Elkins L.L.P., 666 Fifth Ave., 26th Floor, New York, NY 10103.

2.2 Conditions to the Closing.

(a) The obligation of the Partnership to consummate the issuance and sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by Applicable Law):

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(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of such Purchaser contained in Section 4 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section 4 specifies that such representations and warranties are made as of a particular date;

(iii) such Purchaser shall have delivered a cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Series A Preferred Units set forth opposite such Purchaser’s name on Schedule A and, in the case of Weston, plus the Weston Note Units;

(iv) such Purchaser shall have remitted payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(v) such Purchaser shall have delivered a properly executed Internal Revenue Service Form W-9 from such Purchaser; and

(vi) in the case of Weston, Weston shall have delivered an assignment of the Weston Note to the Partnership.

(b) The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by Applicable Law):

(i) the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii) the representations and warranties of the Partnership contained in Section 3 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section 3 (and specifically Section 3.11, which representation is made solely as of the date hereof) specifies that such representations and warranties are made as of a particular date;

(iii) the Partnership shall have received all consents required under the Credit Facility on terms satisfactory to the Partnership in its sole and absolute discretion;

(iv) the Partnership shall have delivered an executed copy of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Exhibit B (the “Fourth A&R LPA”);

(v) the Partnership shall have delivered evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, bearing a restrictive notation meeting the requirements of the Fourth A&R LPA, free and clear of any Encumbrances, other than transfer restrictions under the Fourth A&R LPA or the Delaware LP Act and applicable federal and state securities Laws;

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(vi) the Partnership shall have delivered a certificate of the Secretary or Assistant Secretary of GP LLC, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of this Agreement and the Fourth A&R LPA and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Purchased Units and the Conversion Units and (D) the incumbency of the officers authorized to execute this Agreement on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vii) the Partnership shall have delivered a cross-receipt executed by the Partnership and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Total Funding Obligation and, in the case of Weston, certifying that it has received an assignment of the Weston Note from Weston;

(viii) the Partnership shall have delivered a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit A; and

(ix) the Partnership shall have delivered such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

2.3 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Each Purchaser acknowledges by executing this Agreement that such Purchaser is irrevocably committed to purchase the Purchased Units in accordance with the terms of this Agreement, and such purchase is not subject to any conditions precedent other than the deliverables contemplated by Section 2.2(a). The failure or waiver of performance under this Agreement of any Purchaser by the Partnership does not excuse performance by any other Purchaser and the waiver of performance of the Partnership by any Purchaser does not excuse performance by the Partnership with respect to each other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose.

2.4 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

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SECTION 3.
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

As of the date hereof and as of the Closing, the Partnership represents and warrants to each of the Purchasers as follows:

3.1 Corporate Organization. Schedule 3.1 sets forth the legal name of each of the Rhino Entities. The Partnership is a limited partnership and each of the other Rhino Entities is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Rhino Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, in each case in all material respects as described in the SEC Filings. Each of the Rhino Entities is duly qualified and in good standing to do business as a foreign limited partnership or limited liability company, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary. Each of the Partnership Subsidiaries are wholly owned, directly or indirectly, by the Partnership.

3.2 Capitalization of the Rhino Entities.

(a) All of the outstanding partnership interests in the Partnership have been duly authorized and validly issued in accordance with the Fourth A&R LPA, are fully paid (to the extent required under the Fourth A&R LPA) and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. The General Partner is the sole general partner of the Partnership with a 0.6% general partner interest in the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 7,905,799 Common Units, 1,235,534 Subordinated Units and the Incentive Distribution Rights. The General Partner is the sole record and beneficial owner of all of the issued and outstanding Incentive Distribution Rights.

(b) The Purchased Units (and the limited partner interests represented thereby) to be issued to the Purchasers as of the date hereof have been duly authorized in accordance with the Fourth A&R LPA, and, when issued and delivered to the Purchasers in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Fourth A&R LPA) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law.

(c) No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Rhino Entity which the Partnership directly or indirectly owns other than the Permitted Encumbrances. Except as set forth on Schedule 3.2(b), the Partnership does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Rhino Entity. All of the outstanding shares of Capital Stock of the Rhino Entities that are limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Rhino Entities that are limited partnerships have been duly authorized and validly issued in accordance with such Rhino Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Rhino Entity’s partnership agreement) and is nonassessable.

(d) Except (i) as described in the SEC Filings and (ii) for the Common Units to be issued pursuant to the Option Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement, the Fourth A&R LPA or any other agreement or instrument to which the Partnership is a party or by which either of them may be bound. Neither the offering nor the sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any of the Common Units or the Series A Preferred Units or other securities of the Partnership or any other Rhino Entities, except pursuant to this Agreement, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Filings and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

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(e) The Purchased Units when issued and delivered pursuant to the terms hereof, will conform in all material respects to the description thereof contained in the Fourth A&R LPA. The Partnership has all requisite power and authority to issue, sell and deliver the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement and the Fourth A&R LPA. All partnership and limited liability company action, as the case may be, required to be taken by the Partnership and the General Partner or any of their respective partners or members for the authorization, issuance, sale and delivery of the Purchased Units has been validly taken, and no other authorization by any of such parties is required therefor.

3.3 Authority. The Partnership has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and the Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the Transaction has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). As of the Closing, the Fourth A&R LPA will have been duly authorized, executed and delivered by the Partnership and the General Partner and will constitute a valid and legally binding obligation of the Partnership and the General Partner, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.4 Noncontravention. The execution, delivery, and performance by the Partnership of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of the Partnership’s Organizational Documents, (ii) assuming the conditions to the Closing referred to in Section 2.2 have been satisfied, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Partnership’s properties, or (iv) assuming compliance with the matters referred to in Section 3.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Partnership or on the ability of the Partnership to consummate the transactions contemplated hereby.

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3.5 Government Approvals. No consent, approval, Order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by the Rhino Entities in connection with the execution, delivery, or performance by the Partnership of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable state or federal securities Law (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities and (iii) such consents, approvals, Orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Rhino Entities or on the ability of the Rhino Entities to consummate the transactions contemplated hereby.

3.6 Title to Partnership Assets. The Rhino Entities have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.7 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 4, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

3.8 No Registration Rights. None of the sale of the Series A Preferred Units as contemplated by this Agreement give rise to any rights for or relating to the registration of any other securities of the Partnership, except such rights as have been waived or satisfied.

3.9 SEC Filings. Since January 1, 2015, the Partnership has filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and all other federal securities Laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Partnership with the Commission since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities Laws. None of the SEC Filings, including any Financial Statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material Contracts of the Partnership have been included in the SEC Filings, except for those Contracts not required to be filed pursuant to the rules and regulations of the Commission. the Partnership shall deliver or make available to the Purchasers as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Commission subsequent to the date hereof and prior to the Closing Date.

3.10 Financial Statements. The Partnership has provided to the Purchasers copies of (i) the unaudited consolidated balance sheet as of September 30, 2016 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal quarter then ended (including in all cases the notes, if any, thereto) of the Rhino Entities contained in the quarterly report on Form 10-Q filed by the Partnership with the Commission on November 10, 2016 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Rhino Entities as of September 30, 2016 and the consolidated results of operations and cash flows for the Rhino Entities for the fiscal periods set forth therein.

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3.11 Absence of Certain Changes. Since September 30, 2016, except as disclosed in the Financial Statements, the SEC Filings and except for the execution and delivery of this Agreement and the Transaction Documents, as of the date hereof (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Rhino Entities, taken as a whole, except for changes affecting the economy generally or other changes affecting the coal industry generally; (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Rhino Entities has incurred any material Liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a material adverse effect; (d) none of the Rhino Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a material adverse effect; and (e) none of the Rhino Entities has:

(a) amended its certificate of formation or partnership agreement; established any new committee of the Board of Directors of the General Partner, which board is the acting management of the Partnership (the “Rhino Board”); increased the authority delegated to any committee of the Rhino Board; split (including any reverse split), combined, or reclassified any of its partnership interests; adopted resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Rhino Entity; or made any other material changes in its capital structure;

(b) except in the ordinary course of business consistent with past practice, (i) incurred any Liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) paid, discharged, or satisfied any claims, Liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Financial Statements;

(c) incurred any indebtedness for borrowed money, except for borrowings under the Credit Facility or as permitted under the Credit Facility;

(d) made any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Rhino Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(e) declared or paid any dividend or made any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Rhino Entities in the ordinary and usual course of the Partnership Business;

(f) issued, sold, or delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

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(g) subjected to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure existing indebtedness or as permitted under the Credit Facility;

(h) other than in the ordinary course of business, sold, leased, transferred, or otherwise disposed of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value;

(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or made any other investment or expenditure of a capital nature;

(j) entered into, adopted, or (except as may be required by Law) amended or terminated any collective bargaining agreement, Partnership Plan or other employee benefit plan; other than in the ordinary course of business and consistent with past practices, grant, approve, implement or amend any employment severance, retention, termination pay, or similar arrangements or retain or discharge any current or former officers or personnel; other than in the ordinary course of business and consistent with past practices, authorize, amend, or enter into any employment, severance, retention, termination pay, or similar consulting services or other agreement with any current or former officers or personnel; grant enter into or amend any employment, consulting, bonus, change in control or similar agreement or arrangement with, any current or former officers or personnel; increase the compensation or benefits provided to any current or former officers or personnel grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officers or personnel; or establish, adopt, enter into amend, or agree to be bound by any collective bargaining agreement or similar labor agreement;

(k) other than supply or other Contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, entered into any Contract, lease or other commitment which is material to the business, assets, properties, or financial position of the Rhino Entities; or amended, modified, or changed in any material respect any of the agreements pertaining to the Credit Facility or any other existing Contract, lease or other commitment which is material to the business, assets, properties, or financial position of the Rhino Entities;

(l) other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, entered into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Rhino Entities’ cash management;

(m) except as set forth on Schedule 3.22(a), and other than in the ordinary course of the Partnership Business and consistent with past practices, authorized, entered into or amended any Contract or other commitment with any director, officer, employee, non-employee service provider or other Affiliate (other than the Rhino Entities) pursuant to which any such Person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Rhino Entities; or

(n) made or changed any material Tax election, changed any method of Tax accounting, granted any extension of time to assess any Tax or settled any Tax claim, amended any Tax Return in any material respect or settled or compromised any material Tax Liability.

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3.12 Tax Matters.

(a) All Tax Returns required to be filed by the Partnership have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Rhino Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Rhino Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where a Rhino Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Rhino Entities.

(e) The amount of the Rhino Entities’ respective Liabilities for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Rhino Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against a Rhino Entity as a result of any examinations by any taxing authority have been fully paid. None of the Rhino Entities is a party to any pending Proceeding by any taxing authority and no such Proceeding is threatened.

(g) The Rhino Entities have delivered to the Purchasers copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Rhino Entities for all Tax periods ending after January 1, 2012.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Rhino Entities.

(i) None of the Rhino Entities is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) With respect to the characterization of gross income of the Partnership as qualifying income under Section 7704 of the Internal Revenue Code, (i) no adjustments have been proposed by the Internal Revenue Service in writing, (ii) no written request for information has been received from the Internal Revenue Service, and (iii) no ruling from the Internal Revenue Service have been issued other than PLR 133198-13 (October 25, 2013).

(k) The Rhino Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Rhino Entities have no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Applicable Law), as transferee or successor, by contract or otherwise.

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(l) No Rhino Entity is or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m) No property owned by the Rhino Entities is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.13 MLP Status. The Partnership is and has been (for each taxable year during which it has been in existence) properly treated as a partnership for United States federal income tax purposes. More than 90% of the Partnership’s gross income is and has been (for each taxable year during which it has been in existence as a master limited partnership) qualifying income under Section 7704(d) of the Code.

3.14 Compliance with Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Rhino Entities have complied in all material respects with all Applicable Laws, including Environmental Law, relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business. Except as set forth on Schedule 3.14, none of the Rhino Entities has received notice that it is charged or, to the knowledge of the Partnership, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

3.15 Legal Proceedings. Except as described in the SEC Filings or set forth on Schedule 3.15, there is (a) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership, threatened, to which any of the Rhino Entities is or may be a party or to which the business or property of any of the Rhino Entities is or may be subject and (b) no injunction, restraining order or Order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Rhino Entities is or may be subject, that, in the case of clauses (a) and (b) above, is reasonably expected to (x) individually or in the aggregate have a material adverse effect, (y) prevent or result in the suspension of the issuance, transfer and sale of the Purchased Units or (z) affect adversely the ability of the Partnership to consummate the transactions contemplated herein. Any and all probable and estimated Liabilities of the Rhino Entities under any and all Proceedings now pending or, to the knowledge of the Partnership, threatened, to which any of the Rhino Entities is or, to the knowledge of the Partnership, may be a party or to which the business or property of any of the Rhino Entities, to the knowledge of the Partnership, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by the Partnership or reserves established by the Financial Statements.

3.16 Sufficiency of Partnership Assets. The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

3.17 Permits. Each of the Rhino Entities has such Permits as are necessary to own its properties and to conduct its business, subject to such qualifications as may be set forth in the SEC Filings; each of the Rhino Entities has fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit; and, except as described in the SEC Filings, none of such Permits contains any restriction that is materially burdensome to the Rhino Entities considered as a whole.

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3.18 Insurance. The Partnership maintains insurance covering the properties, operations, personnel and businesses of the Rhino Entities. Such insurance insures against such losses and risks as are reasonably adequate to protect the Rhino Entities and their businesses. None of the Rhino Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

3.19 Books and Records. Each of the Rhino Entities (a) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Partnership in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Partnership’s management, including the principal executive officer and principal financial officer of the General Partner, as appropriate, to allow for timely decisions regarding required disclosure.

3.20 Employee Matters. (a) Each of the Rhino Entities is and has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, labor relations, wages, hours of work and overtime, worker classification as employee or independent contractor or exempt or non-exempt, employment-related immigration and authorization to work in the United States, occupational safety and health, mine worker safety and health, employee notice of plant closings or mass layoffs, information privacy and security, and privacy of health information, and is not engaged in any unfair labor practice; (b) there is and has been no unfair labor practice or similar complaint against any of the Rhino Entities pending before the National Labor Relations Board or other Governmental Authority; (c) there is and has been no labor strike, dispute, slowdown or stoppage or similar labor problem actually pending or, to the knowledge of the Partnership, threatened against or affecting any of the Rhino Entities; (d) no grievance Proceeding or arbitration Proceeding arising out of or under any collective bargaining agreements to which any Rhino Entity is a party is or has been pending and no material claim therefor exists; (e) none of the Rhino Entities has experienced any work stoppage or other organized labor difficulty in the past five years; and (f) except as set forth on Schedule 3.20, there is and has been no litigation or other Proceedings pending between the Rhino Entities and any employees or persons claiming to be employees nor, to the knowledge of the Partnership, is any such litigation or Proceeding threatened. All employees of the Rhino Entities are authorized to work in the United States. All such employees have been properly treated as employees and all and are properly classified as exempt or non-exempt under Applicable Law. There are no pending or, to the knowledge of Rhino Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum by a Governmental Authority or by or on behalf of any current or former employee of a Rhino Entity, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any of the Applicable Laws referenced above; and there have been no such Proceedings in the past five years; and, to the knowledge of the Rhino Entity, no basis exists for any such Proceedings. There is no current or, to the knowledge of Rhino Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum in which any current or former director, officer, or agent of any Rhino Entity is or may be entitled to indemnification. No Rhino Entity is or has been a party to or subject to, or is currently or has been negotiating in connection with entering into, any collective bargaining, union, labor or other similar agreement and, to the knowledge of the Rhino Entities, there currently is no and has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of any Rhino Entity. No employees of the Rhino Entities are or have been represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims or has claimed to represent a majority of any such employees in a bargaining unit. The Rhino Entities have timely paid or made provision for payment of, and has properly accrued for in their Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, and vacation, sick, and other paid leave and compensation or remuneration with respect to any current or former employees of the Rhino Entities for on account of employment. The Rhino Entities have complied with the Older Workers’ Benefit Protection Act and other Applicable Law with respect to any waivers or releases of Liability obtained by it. The Rhino Entities have timely paid or properly accrued for all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and any other compensation or remuneration owed to employees or non-employee service providers for or on account of employment or services rendered. No Rhino Entity is party to, or otherwise bound by, any settlement, consent decree, Order or injunction with respect any employees or non-employee service providers, the terms and conditions of employment or engagement of any employees or non-employee service providers, or the working conditions of any employees or non-employee service providers.

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3.21 Consents. Schedule 3.21 sets forth each of the consents, approvals, Orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement.

3.22 Employee Benefit Plans.

(a) Schedule 3.22(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other Contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Rhino Entities or their respective ERISA Affiliates, or with respect to which the Rhino Entities or their respective ERISA Affiliates have or may have any Liability, contingent or otherwise (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership has provided to the Purchasers accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited Financial Statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 3.22(a), and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

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(b) None of the Rhino Entities has any express or implied commitment (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) During the past six years the Rhino Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute, nor have any Liability, contingent or otherwise, with respect to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. None of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Rhino Entity to pay separation, severance, or termination benefits or provide other benefits (including additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Rhino Entity to make any payment or provide any benefit that could be subject to a Tax under Section 4999 of the Code. None of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Rhino Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state Law.

(d) Each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership has always been so qualified, and if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Rhino Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including ERISA and the Code, and, to the knowledge of the Partnership has always been so operated and if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including ERISA and the Code, such failure shall not result in any cost or expense to any Rhino Entity, and each Rhino Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(e) With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership, breaches of fiduciary duties that could result in Liability (directly or indirectly) for any Rhino Entity and the consummation of any of the transactions contemplated hereby will not result in a prohibited transaction or breach of fiduciary duty.

(f) All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code. The Rhino Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the Laws of any foreign jurisdiction.

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(g) No litigation or claim (other than routine claims for benefits), and no Proceeding is pending or, to the knowledge of the Rhino Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

3.23 Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Rhino Entities for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

3.24 Regulation. None of the Rhino Entities is (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.25 CAM Mining. The assets currently owned by CAM Mining constitute all the assets and properties the use or benefit of which are reasonably necessary for the continued operation of the business as currently conducted by the Central Appalachia business segment (as described in the Partnership’s Annual Report on Form 10-K filed on March 25, 2016) (the “Central Appalachian Business Segment”). There are no Encumbrances on any of CAM Mining’s assets, other than Permitted Encumbrances. The Partnership has made no financial or operational reporting change to the Central Appalachian Business Segment since January 1, 2016.

3.26 Committees of the Rhino Board. Schedule 3.26 sets forth each committee established by the Rhino Board and contains a true and complete description of the duties and authority delegated to each such committee.

SECTION 4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

As of the date hereof and as of the Closing, each of the Purchasers, severally but not jointly, represents and warrants to the Partnership as follows:

4.1 Organization; Existence; Authority. Such Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted. Such Purchaser has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party. This Agreement has been, and each of the Transaction Documents to which such Purchaser is a party will be, duly and validly executed and delivered by such Purchaser. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Purchaser, this Agreement is, and each of the Transaction Documents to which such Purchaser is a party have been, duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution nor delivery by such Purchaser of this Agreement or any Transaction Document to which such Purchaser is a party, nor the consummation or performance by such Purchaser of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Purchaser is a party or by which the properties or assets of such Purchaser are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which such Purchaser, or any of its properties or assets, may be subject.

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4.3 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Purchasers for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.4 Acknowledgment. Such Purchaser understands and agrees that the Purchased Units to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the United States and that the issuance of the Purchased Units is being or will be effected in reliance upon an exemption from registration under the Securities Act under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.5 Status. Such Purchaser is an Accredited Investor.

4.6 Reliance. Such Purchaser understands that the Purchased Units are being offered and sold to such Purchaser in reliance upon the truth and accuracy of its representations and warranties set forth in this Section 4 so that the Partnership may determine the applicability and availability of the exemptions from registration of the Purchased Units on which the Partnership is relying.

4.7 Governmental Approvals. No Governmental Approval is required to be obtained or made by such Purchaser in connection with the execution, delivery, or performance of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities Law, and (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities.

4.8 Investigation. Such Purchaser has conducted its own independent investigation, review and analysis of the Rhino Entities and their assets and business. Such Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) it has relied solely upon its own investigation (including review of the SEC Filings) and the express representations and warranties of the Rhino Entities set forth in this Agreement; and (b) no Rhino Entity nor any other Person has made any representation or warranty as to any Rhino Entity or its business or its assets, except as expressly set forth in Agreement.

4.9 Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

SECTION 5.
COVENANTS

5.1 Conduct of Business. From the date hereof until the date on which there are no Series A Preferred Units outstanding, except as otherwise provided in this Agreement or consented to in writing by a majority of the holders of Series A Preferred Units then outstanding, the Partnership shall cause CAM Mining to (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with CAM Mining. Without limiting the foregoing, from the date hereof until the date on which there are no Series A Preferred Units outstanding, except as otherwise provided in this Agreement or consented to in writing by a majority of the holders of Series A Preferred Units then outstanding, the Partnership shall cause CAM Mining to:

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(a) preserve and maintain all of its Permits necessary for the operation of its business as then being conducted;

(b) pay its debts, Taxes and other obligations when due;

(c) continue in full force and effect without modification insurance policies as are reasonable for CAM Mining’s business as then being conducted;

(d) defend and protect its properties and assets from infringement or usurpation;

(e) maintain its books and records in accordance with past practice; and

(f) comply in all material respects with all Applicable Laws.

5.2 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under Applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

5.3 Use of Proceeds. The Partnership shall use $13.0 million of the net proceeds from the investment contemplated hereby to repay the Partnership’s borrowings under the Credit Facility and for the purchase of equipment and other capital expenditures for CAM Mining’s operations.

5.4 Registration Rights. The Partnership agrees that upon the request of the holder of the majority of the Conversion Units, the Partnership will enter into a registration rights agreement with such holder. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for such holder (one of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. Such registration rights agreement shall also provide that such holder shall have the right to demand registration on Form S-1; provided that such holder owns at least 10% of the outstanding Common Units at the time of such demand. For the avoidance of doubt, any registration rights granted pursuant to such a registration rights agreement shall be available only to the extent that the Common Units are listed and trading on an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section). Notwithstanding anything in this Section 5.4, this Section 5.4 shall not apply to any holder of Conversion Units who is entitled to registration rights provided for in the Partnership Agreement.

SECTION 6.
INDEMNIFICATION, COSTS AND EXPENSES

6.1 Indemnification by the Partnership. Subject to the limitations set forth in this Agreement, the Partnership agrees to indemnify and defend the Purchasers, their respective Affiliates and the Purchasers’ and their respective Affiliates’ respective Representatives (collectively, the “Purchaser Related Parties”) against, and hold each of them harmless from, any and all losses, Proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, Liabilities, Taxes, penalties, fines, interests, deficiencies, damages, costs or Expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable Expenses incurred in connection with investigating, defending or preparing to defend any such matter (each, a “Loss”) that may be suffered, sustained or incurred by any Purchaser Related Party or asserted against any Purchaser Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of the Partnership contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of the Partnership contained herein or in any of the Transaction Documents; provided, however, in each case, that any such claim for indemnification must be made prior to the expiration of such representation, warranty, covenant or agreement (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made).

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6.2 Indemnification by the Purchasers. Subject to the limitations set forth in this Agreement, the Purchasers, severally and not jointly, agree to indemnify and defend the Rhino Entities and their respective Representatives (other than any such Representative that is also a Representative of a Purchaser) (collectively, the “Rhino Related Parties”) against, and hold each of them harmless from, any and all Losses that may be suffered, sustained or incurred by any Rhino Related Party or asserted against any Rhino Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of such Purchaser contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of such Purchaser contained herein or in any of the Transaction Documents; provided, however, that any such claim for indemnification relating to a breach of any representation, warranty, covenant or agreement must be made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Rhino Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made).

6.3 Indemnification Procedure.

(a) Promptly after any Purchaser Related Party or any Rhino Related Party (hereafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any Proceeding by a third Person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Proceeding. Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability it may have to such Indemnified Party hereunder except to the extent (and then only to the extent) that the Indemnifying Party can demonstrate that the Indemnifying Party’s rights and obligations pursuant to this Section 6 are materially and actually prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel; provided, however, that the Indemnifying Party (i) promptly notifies the Indemnified Party of its intention to do so and acknowledges its indemnification obligations pursuant to this Section 6 in writing to the Indemnified Party and (ii) pursues such defense (or, if applicable, settlement) diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the sole cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal Expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted Liability; provided, however, that the Indemnified Party shall be entitled (x) at its expense, to participate in the defense of such matter and the negotiations of the settlement thereof and (y) if (i) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of such claim for indemnification or fails to diligently and in good faith pursue the defense thereof or (ii) if counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the Expenses and fees of such separate counsel and other Expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim or otherwise enter into any final conclusion with respect to such claim without the prior written consent of the Indemnified Party (i) if the settlement thereof (A) imposes any Liability or obligation on, (B) does not include a complete and unconditional release from Liability of or (C) contains any admission of wrongdoing by, the Indemnified Party or (ii) that subjects the Indemnified Party to any non-monetary or other equitable relief or criminal liability or imposes any other obligation on or requires any payment from the Indemnified Party.

6.4 Limitations and Other Indemnity Claim Matters.

(a) Notwithstanding anything herein to the contrary, in no event shall a Purchaser be liable to any Rhino Related Party for any Loss or series of related Losses pursuant to Section 6.2(i) in excess of its Cash Purchase Price.

(b) For purposes of the indemnification obligations contained in this Section 6, when determining whether a breach or inaccuracy of any representation, warranty or covenant has occurred, and when calculating the amount of Losses incurred arising out of or relating to any such breach or inaccuracy, all references to “material”, “materially”, “materiality” or “material adverse effect” or similar or correlative terms shall be disregarded.

(c) Notwithstanding anything herein to the contrary, in no event will the limitations set forth in this Section 6.4 apply (i) in the event of fraud or willful misconduct by any Indemnifying Party or (ii) with respect to any Loss or series of related Losses as a result of, arising out of or in any way related to breaches of covenants or agreements contained in this Agreement or the Transaction Documents.

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SECTION 7.
TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Partnership and the Purchasers who at the Closing will receive a majority of the Purchased Units;

(b) by written notice from the Partnership or any Purchaser if any Governmental Authority with lawful jurisdiction shall have issued a final Order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action is or shall have become final and nonappealable; or

(c) by written notice from the Partnership or any Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on December 31, 2016 Eastern Standard Time; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

7.2 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.1:

(a) except as set forth in Section 7.2(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination; and

(b) regardless of any purported termination of this Agreement, the provisions of Section 6 and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.2 and the provisions of Section 8 shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers who at the Closing will receive a majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers.

SECTION 8.
MISCELLANEOUS

8.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.2 Survival of Provisions. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.23, Section 4.1, Section 4.3 and Section 4.4 hereunder shall survive the execution and delivery of this Agreement indefinitely and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Section 6 and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Section 8 shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.

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8.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

(a) If to Weston, to the address set forth on Schedule A, with a copy (which shall not constitute notice) to:

Thompson & Knight LLP

One Arts Plaza, 1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey

Email: annmarie.cowdrey@tklaw.com

(b) If to any other Purchaser, to such Purchaser’s address set forth on Schedule A.

(c) If to the Partnership:

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

Attention: Whitney Kegley

Email: wkegley@rhinolp.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention: Brenda Lenahan

Email: blenahan@velaw.com

8.4 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party hereto shall not be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement contained herein.

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8.5 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

8.6 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

8.7 Non-Disclosure. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.8 Assignments, Successors, and No Third-Party Rights. No party hereto may assign any of its rights under this Agreement prior to the Closing without the prior written consent of all other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided for herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

8.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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8.10 Section Headings, Construction. Section, Schedule and Exhibit references in this Agreement are references to the corresponding Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted successors and assigns.

8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

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8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Section 7) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Section 6 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

8.13 No Recourse Against Others.

(a) All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such third Person.

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(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.15 Legal Representation. The parties hereto acknowledge that Weston has selected Thompson & Knight LLP and the other parties hereto have selected other counsel as their respective legal counsel in connection with the preparation of this Agreement. Each party hereto acknowledges that such respective counsel has not represented any other party in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to any such other party. Each party confirms that such party has been advised to consult with such party’s own legal, financial and tax advisors regarding the implications of this transaction and has been afforded the opportunity to consult with advisors that such party deems advisable in connection with the negotiations and execution of this Agreement.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

RHINO:

Rhino Resource Partners LP

By:	Rhino GP LLC, its general partner

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	President

Signature Page to Purchase Agreement

PURCHASERS:

Weston Energy LLC

By:	/s/ Bryan R. Lawrence
Name:	Bryan R. Lawrence
Title:	Manager

Signature Page to Purchase Agreement

Royal Energy Resources, Inc.

By:	/s/ William L. Tuorto
Name:	William L. Tuorto
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

Schedule A

Purchase Price Allocation

Purchaser and Address	Purchased Units	Cash Purchase Price	Other Consideration		Total Purchase Price
Weston Energy LLC c/o Yorktown Energy Partners XI, L.P. 410 Park Avenue, 19th Floor	Cash Units: 1,095,967.123	$10,959,671.23	$0		$10,959,671.23
New York, New York 10022-4407 Email: brlawrence@yorktownenergy.com Attention: Bryan R. Lawrence	Weston Note Units: 204,032.877	$0	$2,040,328.77	(i)	$2,040,328.77

Royal Energy Resources, Inc. 56 Broad Street, Suite 2 Charleston, South Carolina 29401 Email: ronaldphillips@royalenergy.us Attention: Ronald Phillips	Cash Units: 200,000	$2,000,000.00	$0		$2,000,000.00
Total	1,500,000	$12,959,671.23	$2,040,328.77		$15,000,000

(i) This amount is equal to the outstanding principal and interest of the Weston Note as of the Closing Date.

Schedule A-1

EXHIBIT A

FORM OF GENERAL PARTNER WAIVER

December 30, 2016

Rhino GP LLC (the “General Partner”), a Delaware limited liability company and the general partner of Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.8 of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 30, 2015 (as amended, the “Partnership Agreement”), with respect to the Partnership’s privately negotiated Series A Preferred Unit Purchase Agreement, dated as of December 30, 2016, by and among the Partnership and each of the Purchasers set forth on Schedule A thereto (the “Purchase Agreement”).

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.

RHINO GP LLC

By:
Name:
Title:

Exhibit A-1

EXHIBIT B

FORM OF FOURTH A&R LPA

Attached.

Exhibit B-1